Exhibit 8.1

Suite 900 607 14th St., NW
Washington DC 20005-2018
t 202 508 5800 f 202 508 5858

April 16, 2021

Boards of Directors

NorthEast Community Bancorp, MHC

NorthEast Community Bancorp, Inc.

NorthEast Community Bancorp, Inc.

NorthEast Community Bank

325 Hamilton Avenue

White Plains, New York 10601

Ladies and Gentlemen:

We have been requested as special counsel to NorthEast Community Bancorp, MHC, a federally chartered mutual holding company (the “Mutual Holding Company”), NorthEast Community Bancorp, Inc. a federally chartered stock corporation (the “Mid-Tier Holding Company”), NorthEast Community Bank, a New York-chartered stock savings bank (the “Bank”), and NorthEast Community Bancorp, Inc., a newly formed Maryland corporation (“the “Holding Company”), to express our opinion concerning material federal income tax consequences relating to the reorganization of the Mutual Holding Company into the capital stock form of organization (all of the steps of the reorganization are collectively referred to herein as the “Conversion”) pursuant to that certain Plan of Conversion and Reorganization of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank adopted on October 29, 2020 and amended and restated on March 3, 2021 (the “Plan”). Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan (see below) and the Registration Statement filed by the Holding Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form FR MM-AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System. We are also relying on certain representations as to factual matters provided to us by the Mutual Holding Company, the Bank, the Mid-Tier Holding Company and the Holding Company, as set forth in the certificates signed by authorized officers of each of the aforementioned entities and incorporated herein by reference. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different from those set forth below. We are under no obligation and we expressly disavow any obligations to advise the Mutual Holding Company, the Bank, the Mid-Tier Holding Company and the Holding Company if we learn that the facts are not as they have been represented to us. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. In connection therewith, we have examined the Plan and certain other documents of or relating to the Conversion, some of which are described or referred to in the Plan and which we deemed necessary to examine in order to issue the opinions described herein.

April 16, 2021

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (the “Federal Income Tax Regulations”), and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

Current Structure

At the present time, the Mutual Holding Company owns approximately 59.6% of the outstanding common stock of the Mid-Tier Holding Company, the remaining common stock is owned by the Minority Stockholders. The Mid-Tier Holding Company owns all of the outstanding common stock of the Bank. The only outstanding equity securities of the Mid-Tier Holding Company and the Bank are shares of common stock. The Mutual Holding Company is a mutual form of organization without authority to issue capital stock, with its depositors and certain borrowers being entitled to voting rights and with its depositors entitled to liquidation proceeds, after payment of the creditors, upon the complete liquidation of the Mutual Holding Company.

Description of Proposed Transactions

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company and the Bank have adopted the Plan to provide for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. A new Maryland stock corporation, the Holding Company, was incorporated on March [ ], 2021 as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion.

It is proposed, through a two-step merger process, referred to herein as the “MHC Merger” and the “Mid-Tier Merger”, and Offering that the Holding Company will become the owner of 100% of the outstanding common stock of the Bank and that the Holding Company will be owned by the persons acquiring Holding Company Stock in the Offering and the existing Minority Stockholders, with Eligible Account Holders and Supplemental Eligible Account Holders possessing rights in the Liquidation Account of the Holding Company, including indirect rights in the Bank Liquidation Account.

April 16, 2021

Steps in the Proposed Transaction

(1)               The Mid-Tier Holding Company will establish the Holding Company as a first-tier Maryland-chartered stock holding company subsidiary.

(2)               The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger attached to the Plan as Annex A. In the MHC Merger, and pursuant to the Agreement and Plan of Merger, the depositor members of the Bank will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership rights/liquidation interests in the Bank and all outstanding capital stock of the Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled.

(3)               Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity pursuant to the Agreement and Plan of Merger attached to the Plan as Annex B. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by the depositors of the Bank immediately prior to Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account (and indirectly for an interest in the Bank Liquidation Account), the shares of Mid-Tier Holding Company Common Stock held by Minority Stockholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio and cash in lieu of any fractional shares of stock issued in the exchange and all of the outstanding capital stock of the Holding Company will be cancelled.

(4)               Immediately after the Mid-Tier Merger, the Holding Company will offer for sale and sell a number of shares of Holding Company Common Stock in the Offering that will represent ownership by the purchasers thereof of approximately 59.6% of its Common Stock after completion of the Offering, with the remainder of the shares of Holding Company Common Stock being owned by the Minority Stockholders.

(5)               The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank.

Consequences of the Proposed Transaction

Following the Conversion, the Holding Company will be owned 100% by the purchasers of the shares in the Offering and the Minority Shareholders and Eligible Account Holders and Supplemental Eligible Account Holders will possess interest in the Liquidation Account and indirectly in the Bank Liquidation Account.

The Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the initial balance of the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Conversion. All outstanding equity securities of the Holding Company will at all times be subject to the superior rights in the Liquidation Account of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposits at the Bank.

April 16, 2021

The Holding Company will own all of the Common Stock of the Bank subject to the superior liquidation right in the Bank Liquidation Account of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in the Plan.

Opinions

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The MHC Merger of the Mutual Holding Company with and into the Mid-Tier Holding Company will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations (See Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

3.	None of the Mutual Holding Company, the Mid-Tier Holding Company, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of the Mutual Holding Company to the Mid-Tier Holding Company and the assumption by the Mid-Tier Holding Company of the Mutual Holding Company’s liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company (Sections 361(a), 361(c), 357(a), 1032(a) and 354(a) of the Code).

4.	The basis of the assets of the Mutual Holding Company and the holding period of such assets to be received by the Mid-Tier Holding Company will be the same as the basis and holding period of such assets in the Mutual Holding Company immediately before the exchange (Sections 362(b) and 1223(2) of the Code).

5.	The Mid-Tier Merger of the Mid-Tier Holding Company with and into the Holding Company will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of liabilities in the Mid-Tier Merger pursuant to which Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the Liquidation Account of the Holding Company in exchange for their liquidation interests in the Mid-Tier Holding Company (Sections 361(a), 361(c) and 357(a) of the Code). No gain or loss will be recognized by the Holding Company upon receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger (Section 1032(a) of the Code).

April 16, 2021

6.	The basis of the assets of the Mid-Tier Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period of such assets in the Mid-Tier Holding Company immediately before the exchange (Sections 362(b) and 1223(2) of the Code).

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in the Mid-Tier Holding Company for interests in the liquidation account in the Holding Company (Section 354 of the Code).

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in the Mid-Tier Holding Company for interests in the liquidation account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations (See Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

9.	Each stockholder’s aggregate basis in shares of the Holding Company’s common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in the exchange. (Section 358(a)(1) of the Code).

10.	Each stockholder’s holding period in his or her Holding Company common stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the Mid-Tier Holding Company common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange (Section 1223(2) of the Code).

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of the Mid-Tier Holding Company will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock. (Section 354(a)(1) of the Code).

April 16, 2021

12.	Cash received by any current stockholder of Mid-Tier Holding Company in lieu of a fractional share interest in shares of Holding Company common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Holding Company common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss (See, Rev. Rul. 74-36, 1974-1 C.B. 85).

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock (Section 356(a) of the Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

14.	It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets or in the event that the Holding Company were to liquidate after the conversion (including a liquidation of the Holding Company following a purchase and assumption transaction with a credit union) is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to the Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders or rights in, or constructive distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in the Bank Liquidation Account in the Mid-Tier Merger. (Section 356(a) of the Code).

15.	It is more likely than not that the basis of the shares of Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code). The holding period of the Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised. (Section 1223(5) of the Code).

16.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering. (Section 1032 of the Code).

April 16, 2021

The reasoning in support of our opinions in paragraphs s 13 and 15 above is set forth below. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value. In addition, we are also relying on a letter from RP Financial, LC, to you stating its belief that subscription rights will have no ascertainable market value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value. If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

The reasoning in support of our opinion in paragraph 14 above is set forth below. We understand that: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account (other than in the case of the purchase of assets and assumption of liabilities of holding company and subsidiary bank, which comprises only a few of the hundreds of transactions involving mergers, acquisitions, and purchases of banks every year); (ii)  the interests in the Liquidation Account and Bank Liquidation Account are not transferable;

(iii)    the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account or if the Holding Company enters into a transaction to transfer the Holding Company’s assets and liabilities to a credit union.

In addition, we are relying on a letter from RP Financial, LC to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account does not have any economic value at the time of the Mid-Tier Merger or upon the completion of the Conversion, including in the event that (i) the Holding Company lacks sufficient net assets or (ii) the Holding Company enters into a transaction to transfer its assets and liabilities to a credit union. Based on the foregoing, we believe it is more likely than not that such rights in the Bank Liquidation Account have no value. If such Bank Liquidation Account rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

April 16, 2021

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Board of Governors of the Federal Reserve System and to the Holding Company’s Registration Statement on Form S-1, as amended, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1, as amended, under the captions “The Conversion and Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Heather L. Preston

By:	Heather L. Preston, Partner*
*	Not licensed in California